Exhibit 2.1

MERGER AGREEMENT

by and among

SIYATA MOBILE INC.,

SIYATA CORE ACQUISITION U.S., INC.,

and

CORE GAMING, INC.

*****

February 26, 2025

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2025, (the “Effective Date”) by and among SIYATA MOBILE INC., a corporation existing under the laws of the Province of British Columbia (“Purchaser”), SIYATA CORE ACQUISITION U.S., INC., a Delaware Corporation (“Merger Sub”), and CORE GAMING, INC., a Delaware corporation (the “Company”). Purchaser, Merger Sub and the Company may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company owns all of the issued and outstanding ordinary shares of Newbyera Technology Limited, a Hong Kong limited liability company (the “Company Subsidiary”);

WHEREAS, Purchaser desires to acquire the Company and the Company Subsidiary, the Company’s operating subsidiary, via merger of the Company with and into Merger Sub;

WHEREAS, Purchaser is authorized to issue an unlimited number of common shares, no par value per share (the “Siyata Shares”), of which 1,646,287 are issued and outstanding;

WHEREAS, Purchaser desires to acquire the Company and the Company Subsidiary in exchange for the issuance of Siyata Shares, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions

As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual and (ii) any Person that is controlled by one or more members of such individual’s family.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Alternative Proposal” has the meaning specified in Section 7.2(b).

“Alternative Transaction” has the meaning specified in Section 7.2(a).

“Business” means the business of the Company as conducted through the Company Subsidiary immediately prior to the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

“Buyback Agreement” has the meaning specified in Section 4.1(b).

“Certificate of Merger” has the meaning specified in Section 2.1(b).

“Certificates” has the meaning specified in Section 3.1(a).

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning specified in Section 7.6.

“Consideration” has the meaning specified in Section 3.1(a).

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Disclosure Schedule” has the meaning specified in the introductory paragraph of Article IV.

“Company Intellectual Property” has the meaning specified in Section 4.19.

“Company Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Business, the assets, financial condition, results of operations or prospects of the Company, or the right or ability of the Company to consummate any of the transactions contemplated hereby; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Company Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(ix) shall not be deemed to be a Company Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Company Shares” means shares of common stock, no par value per share, of the Company.

“Company Stockholder Approval” has the meaning specified in Section 6.1(a).

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Subsidiary” has the meaning specified in the Recitals.

“Company Subsidiary Acquisition Documents” has the meaning specified in the preamble to ARTICLE IV.

“Company Financial Statements” has the meaning specified in Section 4.16.

“Company License Agreements” has the meaning specified in Section 4.19.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” has the meaning specified in Section 2.1(b).

“Employment Agreement(s)” has the meaning ascribed to it in Section 3.4(f).

“Employee Benefit Plans” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is currently or has been at any time maintained or contributed to by either Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning ascribed to it in Section 3.6(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration Shares by (ii) the aggregate number of the Company Shares immediately prior to the Effective Time, rounded up to the nearest whole Siyata Share.

“Former Parent” has the meaning set forth in the preamble to ARTICLE IV.

“Expenses” has the meaning specified in Section 10.10.

“GAAP” means generally accepted accounting principles in the United States as in effect (a) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (b) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government owned or established to perform such functions.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“Indebtedness” means, with respect to any Person (without duplication), any obligations, contingent or otherwise, in respect of: (i) the principal amount of any indebtedness for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement and including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP or IFRS, as applicable, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes,” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (ii) e-mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information, and know how, databases, data collections, and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations, and continuations in part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (vii) semiconductor chips and mask works; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (ix) all rights to any Actions of any nature available to or being pursued to the extent related to the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.1(a).

“Knowledge of the Company” means the actual and constructive knowledge of Aitan Zacharin, its Chief Executive Officer, and Xiao Ling, its Chief Financial Officer, after reasonable inquiry of each such individual’s direct reports.

“Knowledge of Purchaser” means the actual and constructive knowledge of Marc Seelenfreund after reasonable inquiry of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling, or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Siyata Shares” has the meaning set forth in Section 3.2(a).

“Legacy Stockholders” has the meaning set forth in Section 3.2(a).

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Letter of Transmittal” has the meaning set forth in Section 3.6(b).

“Material Contract(s)” of a Person means all Contracts to which the Person or a Subsidiary of such Person is a party (i) involving obligations (contingent or otherwise) of, or payments to, such Person or Subsidiary in excess of $2,000,000, (ii) containing any covenant limiting the freedom of such Person or Subsidiary to engage in any business activity or compete with any Person, and (iii) solely in the case of Purchaser, is filed or required to be filed by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consideration Shares” has the meaning specified in Section 3.2(a).

“Merger Sub” has the meaning specified in the preamble to this Agreement.

“Merger Sub Common Stock” has the meaning specified in Section 5.7(c).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“Nasdaq” means the Nasdaq Stock Market LLC.

“Ordinary Course of Business” means the ordinary course of conduct of a business consistent with past custom and practice of such business.

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments and other modifications thereto.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (ii) mechanic’s, materialman’s, carrier’s, repairer’s, and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (iii) non-exclusive licenses of Intellectual Property rights granted to customers in the Ordinary Course of Business, (iv) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, or other types of social security, (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions, and other similar charges, defects, or encumbrances affecting title to real property that do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of business as currently conducted thereon, or (vii) Liens arising pursuant to the express terms of this Agreement.

“Person” means any individual, company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“PTT Minimum Cash” has the meaning specified in Section 7.14.

“PTT Retained Business” means: (i) those businesses operated by Purchaser prior to the Effective Date as set forth on Section 1 of the Purchaser Disclosure Schedule, (ii) those Equity Interest or businesses acquired or established by or for Purchaser after the Effective Date but prior to the Effective Time and (iii) any new businesses created, developed or acquired after the Effective Time relating to the Purchaser Former Business, which shall be conducted exclusively by the PTT Subsidiaries.

“PTT Subsidiaries” means Siyata PTT, Siyata Mobile Israel Ltd. and Signifi Mobile Inc.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Disclosure Schedule” has the meaning specified in the introductory paragraph of Article V.

“Purchaser Equity” has the meaning specified in Section 5.7(a).

“Purchaser Financial Statements” means all of the financial statements of Purchaser included in the Purchaser SEC Reports.

“Purchaser Former Business” means any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons other than Purchaser or the Purchaser Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Date.

“Purchaser Group” means Purchaser, the PTT Retained Business and each Person that is a direct or indirect Subsidiary of Purchaser as of immediately prior to the Effective Date, other than Merger Sub.

“Purchaser Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the assets, business, financial condition, results of operations or prospects of Purchaser or the right or ability of Purchaser to consummate any of the transactions contemplated hereby; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which Purchaser operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Purchaser Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Purchaser; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national, or international political conditions, or social conditions; or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(ix) shall not be deemed to be a Purchaser Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on Purchaser relative to other participants in the industries in which Purchaser operates.

“Purchaser Parties” has the meaning specified in the introductory paragraph of Article V.

“Purchaser SEC Reports” has the meaning specified in Section 5.9(a).

“Purchaser Stockholders” means, at any given time, the holders of Siyata Shares.

“Registration Rights Agreement” has the meaning specified in Section 3.4(e).

“Representatives” means a Party’s officers, directors, Affiliates, managers, consultants, employees, representatives, and agents.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Siyata Shares” has the meaning specified in the Recitals.

“Subsidiary(ies)” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control via contractual or other arrangements more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Tangible Personal Property” has the meaning specified in Section 5.15(a).

“Tax” or “Taxes” means (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties, or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (iv) any successor or transferee liability for the payment of any item described in clause (i), (ii), or (iii) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, document, declaration, report, claim for refund, information return, or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning specified in Section 9.2(a).

“Transaction Litigation” has the meaning specified in Section 7.7(c).

“Transfer Agent” means Computershare, Inc., located at 510 Burrard Street, 2nd Floor, Vancouver, British Columbia V6C 3B9, Canada.

“Treasury Regulations” means the interpretive treasury regulations promulgated under the Code.

Section 1.2. Other Definitional and Interpretative Provisions

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Purchaser Disclosure Schedules and the Company Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law, or applicable Law shall be deemed to refer to such statute, rule, regulation, law, or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Wilmington, Delaware. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in U.S. dollars currency in the manner and at the times set forth herein and all monetary references used herein, including references to “$” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II. MERGER

Section 2.1. The Merger

(a) Upon the terms and conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (i) the Company shall be merged with and into Merger Sub (the “Merger”) and (ii) the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and become the wholly-owned subsidiary of Purchaser.

(b) On the Closing Date, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Purchaser (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time agreed by Purchaser and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(d) At the Effective Time, the Organizational Documents of the Company shall become the Organizational Documents of the Surviving Corporation.

(e) On or prior to the Closing Date, Purchaser’s Board of Directors will approve a name change and file such change with the Registrar of British Columbia.

Section 2.2. Directors and Officers of the Surviving Corporation

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of 5 members, all of whom shall be designated by the Company (one of whom shall be Aitan Zacharin), and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Organizational Documents.

(b) At the Effective Time, the initial officers of the Surviving Corporation shall consist of Aitan Zacharin as Chief Executive Officer and Secretary, and such officers shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, or removal.

Section 2.3. Directors and Officers of Purchaser

(a) At the Effective Time, Purchaser’s Board of Directors will consist of 5 members, four of whom shall be designated by the Company (and one of whom shall be designated by the Company Subsidiary) and one of whom shall be Marc Seelenfreund, provided that at least three of the four designees shall qualify as “independent directors” under Nasdaq’s listing rules.

(b) At the Effective Time, the officers of Purchaser shall be as set forth immediately below, and such officers shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, or removal:

●	Chief Executive Officer: Aitan Zacharin

●	Chief Financial Officer: Gerald Bernstein

Section 2.4. Directors and Officers of the PTT Subsidiaries

(a) Provided that applicable Law permits the same, none of the PTT Subsidiaries shall have a board of directors and each shall have Marc Seelenfreund as its sole officer with full executive power and authority to operate the PTT Retained Business, at all times in his exclusive discretion subject to applicable Laws and subject to the oversight obligations of the Surviving Corporation or Purchaser, as the case may be, in accordance with applicable Law.

Section 2.5. U.S. Tax Treatment

(a) The Parties hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the Treasury Regulations, and (c) agree to file all Tax Returns and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth herein, no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such Party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE III. EFFECT OF THE MERGER; CLOSING

Section 3.1. Effect of the Merger on Company Shares; Capital Stock of Merger Sub

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares canceled and extinguished pursuant to Section 3.1(b)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of Siyata Shares equal to the Exchange Ratio (the aggregate number of Siyata Shares to be issued pursuant to this Section 3.1(a), the “Consideration”). From and after the Effective Time, each certificate (collectively, the “Certificates”) evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 3.2. Issuance of Siyata Shares; Calculation of Number of Merger Consideration Shares

(a) The number of Siyata Shares constituting the Consideration (the “Merger Consideration Shares”) shall be equal the quotient of $160,000,000 divided by the volume-weighted average closing price of the Siyata Shares on Nasdaq for the 10-day trading period immediately preceding the Effective Time. In the event that the number of Siyata Shares (the “Legacy Siyata Shares”) held by the Purchaser Stockholders who are Purchaser Stockholders immediately prior to the Effective Time (the “Legacy Stockholders”) would equal, following issuance of the Merger Consideration Shares, less than 10% of the issued and outstanding Siyata Shares, on a fully diluted basis, then Purchaser shall, in compliance with and as permitted by applicable Law, declare a stock dividend on the Legacy Siyata Shares outstanding as of the record date that is one Business Day prior to the Effective Time, such that the number of Siyata Shares held by the Legacy Stockholders shall represent at least 10% of the then-issued and outstanding Siyata Shares. The stock dividend shall be paid on a date that is no more than six months after the Effective Time. The Merger Consideration Shares shall be issued by Purchaser to the Company Stockholders in reliance upon exemption from the registration requirements of the Securities Act and applicable state securities laws. Agreed

(b) The number of Merger Consideration Shares shall be adjusted to reflect appropriately (i) the issuance of any Siyata Shares or securities convertible into or exercisable for Siyata Shares after the Effective Date and (ii) the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Purchaser occurring on or after the date of this Agreement and prior to the Effective Time.

Section 3.3. Closing

In accordance with the terms and subject to the conditions of this Agreement, the Closing will take place remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, on the date that is three Business Days after the first date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and place as may be mutually agreed in writing by the Company and Purchaser.

Section 3.4. Deliverables by the Company at Closing

At or prior to the Closing (or, to the extent specifically set forth below, subsequent to Closing), the Company shall deliver or cause to be delivered or, in the case of items referred to in sub-clauses (c) and (k), made available to Purchaser:

(a) a counterpart signature page to this Agreement duly executed by the Company;

(b) any share transfer ledger or similar records of the Company and, to the extent in the possession of the Company, of the Company Subsidiary;

(c) all of the other books and records of the Company and the Company Subsidiary, including all Organizational Documents of the Company and the Company Subsidiary;

(d) any consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement in a form reasonably acceptable to Purchaser, duly executed by the Person from whom consent is required;

(e) duly executed counterpart signature pages to a registration rights agreement, dated as of the Closing Date, by and between Purchaser and the Company Stockholders, in such form as shall be mutually agreed to by the Parties in good faith (the “Registration Rights Agreement”), with respect to each Company Stockholder;

(f) a duly executed counterpart signature page to an employment agreement, dated as of the Closing Date, by and between Purchaser and each individual as shall be mutually agreed upon by the Parties, substantially in such form as shall also be mutually agreed to by the Parties, in each instance in good faith and providing for each such individual’s employment with the Purchaser or the Company, as applicable, following the Closing (each, an “Employment Agreement” and, collectively, the “Employment Agreements”);

(g) a certificate of an officer of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the (i) Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware, (ii) the bylaws of the Company, (iii) resolutions of the Board of Directors of the Company approving this Agreement and declaring its advisability, and approving the consummation of the transactions contemplated hereby, and (iv) written evidence of the Company Stockholder Approval, and certifying that each of the documents attached pursuant to clauses (i)-(iv) is true and complete;

(h) a certificate of good standing and status as to the Company from the Secretary of State of the State of Delaware, dated within 10 days of the Closing Date, certifying that the Company is in good standing in the State of Delaware and by the Secretary of State (or equivalent Governmental Authority) of each other jurisdiction where the Company is qualified to do business, if any;

(i) true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2024 and 2023, and the notes thereto; and

(j) such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.5. Deliverables by Purchaser at Closing

At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Company:

(a) a statement issued by the Transfer Agent evidencing the issuance of the Siyata Shares constituting the Consideration in the name of the holders of the Company Shares, as of immediately prior to the Effective Time;

(b) counterpart signature pages to this Agreement duly executed by (i) an authorized officer of Purchaser and (ii) an authorized officer of Merger Sub;

(c) a counterpart signature page to the Registration Rights Agreement, duly executed by an authorized officer of Purchaser;

(d) a certificate of an officer of Purchaser, in form and substance reasonably satisfactory to the Company, attaching copies of the resolutions of the Board of Directors of Purchaser and/or an independent committee thereof evidencing the approvals required under applicable Law in order for Purchaser to be able to enter into this Agreement and to consummate the transactions contemplated hereby, and certifying that each of the documents attached thereto is true and complete;

(e) certificate of good standing for Purchaser and each operational Subsidiary of Purchaser;

(f) copies of the written resignations of all of the directors and officers of Purchaser effective as of the Effective Time, other than those directors and officers to remain in such positions with Purchaser after the Effective Time pursuant to Section 2.3(a) or Section 2.3(b); and

(g) such other documents or instruments as the Company may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.6. Exchange Procedures

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 10 Business Days prior to the Closing Date, Purchaser shall appoint the Transfer Agent (or its applicable Affiliate thereof) as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Consideration, at the time and subject to the contingencies set forth in Section 6.1, Section 6.2 and Section 6.3, issuable in respect of such Company Shares pursuant to Section 3.1(a) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that the Transfer Agent is unable or unwilling to serve as the Exchange Agent, then Purchaser and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Purchaser shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time, Purchaser shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Shares for such Company Stockholder’s applicable portion of the Siyata Shares constituting the Consideration, which shall be in form and contain provisions that Purchaser may specify prior to the Closing and that are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Siyata Shares constituting the Consideration to such Company Stockholder.

(c) At the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.6 through the Exchange Agent, evidence of Siyata Shares in book-entry form representing the Consideration issuable pursuant to Section 3.1(a) in exchange for the Company Shares outstanding immediately prior to the Effective Time.

(d) Each Company Stockholder whose Company Shares have been converted into a portion of the Consideration pursuant to Section 3.1(a) shall receive the portion of the Siyata Shares constituting the Consideration to which he, she or it is entitled on the date provided in Section 3.6(e) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) in the case of Company Shares held in book-entry form, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 3.6(d) (i) at least one Business Day prior to the Closing Date, then Purchaser and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Siyata Shares constituting the Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Purchaser and the Company (or the Surviving Corporation) shall take all necessary actions to reflect the issuance of the applicable portion of the Siyata Shares constituting the Consideration to the applicable Company Stockholder in book-entry form within two Business Days after such delivery.

(f) If any portion of the Siyata Shares constituting the Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Siyata Shares constituting the Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Siyata Shares constituting the Consideration is obtained by the applicable Company Stockholders in accordance with this Section 3.6, each Company Share (other than, for the avoidance of doubt, the Company Shares canceled and extinguished pursuant to Section 3.1(b)) shall solely represent the right to receive the Siyata Shares which such Company Share is entitled to receive pursuant to this Agreement.

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

Section 3.7. Payment of Expenses

(a) No later than five Business Days prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of all of the Company’s Expenses (together with written invoices and wire transfer instructions for the payment or reimbursement to the Company thereof) incurred to date, which shall be updated by the Company as of, and provided to Purchaser on, the Closing Date.

(b) At Closing, Purchaser shall pay or cause to be paid including, if applicable, by reimbursement of such Expenses previously paid by the Company, by wire transfer of immediately available funds all of the Company’s Expenses as set forth in the report provided to it by the Company pursuant to Section 3.7(a).

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

All representations and warranties set forth herein are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Company Disclosure Schedule.” No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Company Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. All representations and warranties with respect to the Company Subsidiary are based solely on representations made to the Company by the former parent and owner of the Company Subsidiary (“Former Parent”) and the Company Subsidiary (i) in that certain Share Exchange Agreement dated June 7, 2024, by and among the Company, Former Parent and the Company Subsidiary, pursuant to which the Company acquired all of the outstanding capital shares of the Company Subsidiary, and (ii) as of August 2, 2024, pursuant to a certificate delivered at closing of the transactions contemplated by such Share Exchange Agreement (the “Company Subsidiary Acquisition Documents”).

As qualified as set forth immediately above, the Company hereby makes the following representations and warranties to Purchaser as of the date of this Agreement (or in the case of representations and warranties that speak as of an earlier specified date, as of such specified date):

Section 4.1. Organization, Standing, and Corporate Power of the Company

(a) The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) The Company was formed on May 10, 2024, for the purpose of acquiring all of the issued and outstanding Equity Interests of the Company Subsidiary and consummating the transactions contemplated by this Agreement. Since inception, the Company has conducted no operations other than through the Company Subsidiary subsequent to its acquisition of all of the issued and outstanding Equity Interests of the Company Subsidiary. The Company owns no property or assets other than 10,000 ordinary shares of the Company Subsidiary, which ordinary shares may be repurchased by Former Parent upon the terms and conditions, and under the circumstances, set forth in that certain Buyback Agreement, dated June 7, 2024, by and between the Company and Former Parent, as further described in Section 4.1 of the Company Disclosure Schedule (the “Buyback Agreement”).

(c) True and complete copies of the Organizational Documents, all equity records, and all other records of the Company have been delivered or otherwise made available to Purchaser. All of the books and records of the Company and its Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of its Organizational Documents.

(d) Section 4.1 of the Company Disclosure Schedule sets forth a list of all directors and officers of the Company and the Company Subsidiary.

Section 4.2. Due Authorization

The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company, and no other action on the part of the Company is necessary. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other Parties, is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3. No Conflict

The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule or regulation of any Governmental Authority, the Organizational Documents of the Company or the Company Subsidiary, or any agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or of any Governmental Order applicable to the Company, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of the Company to enter into and perform its obligations hereunder.

Section 4.4. Governmental Authorities; Consents

No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of the Company with respect to the Company’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Company or the Company Subsidiary will become obligated to pay a fee or commission.

Section 4.6. Legal Proceedings; Litigation

There are no Actions pending or, to the Knowledge of the Company, threatened, against or by the Company, any executive officer or director of the Company or, to the Knowledge of the Company, the Company Subsidiary, or any property or asset of the Company or, to the Knowledge of the Company, the Company Subsidiary, that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Neither the Company nor, to the Knowledge of the Company, any officer or director of the Company nor the Company Subsidiary, nor any material property or asset of the Company or, to the Knowledge of the Company, the Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.7. Capitalization of the Company; Subsidiaries

(a) The authorized share capital of the Company consists of 1,000,000 Company Shares, all of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. The issued and outstanding Company Shares constitute all of the issued and outstanding equity of the Company.

(b) Neither the Company nor the Company Subsidiary presently have any option or incentive plans. There are no outstanding bonds, debentures, notes or other indebtedness of any kind or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or the Company Subsidiary or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of the Company to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or its Subsidiaries.

(c) The Company has no Subsidiaries other than the Company Subsidiary.

Section 4.8. Employee Benefit Plans

Neither the Company nor the Company Subsidiary maintains or has in the past maintained any Employee Benefit Plan.

Section 4.9. Organization and Qualification of the Company Subsidiary

(a) The Company Subsidiary is duly organized, validly existing and in good standing (or equivalent status) as a limited company under the laws of Hong Kong. The Company Subsidiary has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, operate, or lease its properties and to carry on its business as currently conducted. The Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Company Material Adverse Effect.

(b) True and complete copies of the Organizational Documents of the Company Subsidiary, and all equity records and all other records of the Company Subsidiary that have been provided by the Company Subsidiary to the Company, have been made available to Purchaser.

Section 4.10. Capitalization of the Company Subsidiary

The Company Subsidiary is authorized to issue 10,000 ordinary shares representing membership in the Company Subsidiary, all of which are issued and outstanding and held by the Company, which ordinary shares may be repurchased by Former Parent upon the terms and conditions and under the circumstances set forth in the Buyback Agreement; no other shares or other Equity Interests of the Company Subsidiary are authorized, issued, reserved for issuance or outstanding. All of the outstanding ordinary shares of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, unless otherwise provided in its Articles of Association, the Buyback Agreement or any applicable laws of Hong Kong. There are no outstanding bonds, debentures, notes, or other indebtedness of any kind, or other securities of the Company Subsidiary having the right to vote (or be convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as otherwise contemplated in the Buyback Agreement, there are presently no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company Subsidiary is a party or by which it is bound obligating the Company Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional share or other equity, voting or otherwise, of the Company Subsidiary or obligating the Company Subsidiary to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. Except as contemplated in the Buyback Agreement, there are no outstanding contractual obligations, commitments, understandings, or arrangements of the Company Subsidiary to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company Subsidiary.

Section 4.11. Subsidiaries

The Company Subsidiary does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interest in any Person.

Section 4.12. Properties

Neither the Company nor the Company Subsidiary own any real property. Either the Company or the Company Subsidiary has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or Company Subsidiary or acquired after the date thereof that are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). Any real property and facilities held under lease by the Company or the Company Subsidiary are held by it under valid, subsisting and enforceable leases with which the Company and/or the Company Subsidiary, as applicable, is in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

Section 4.13. Reserved.

Section 4.14. Material Agreement Defaults

Neither the Company nor the Company Subsidiary are, nor have received any notice, nor to the Knowledge of the Company is any other Person, in default in any material respect under any Material Agreement and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Agreement” means any contract, agreement or commitment that is effective as of the date hereof to which the Company or the Company Subsidiary is a party (i) with expected receipts or expenditures in excess of $200,000 individually or $1,000,000 in the aggregate in any 12-month period, (ii) requiring the Company or the Company Subsidiary to indemnify any person in excess of $200,000 in a single transaction or $1,000,000 in a series or related events, (iii) granting exclusive rights to any Person in excess of $200,000 individually, (iv) evidencing indebtedness for borrowed or loaned money in excess of $200,000 or more in a single transaction or $1,000,000 or more in a series or related transactions, including guarantees of such indebtedness, or (vi) that, with expected receipts or expenditures in excess of $200,000 individually, if breached by the Company or the Company Subsidiary in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time), (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or the Company Subsidiary, or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

Section 4.15. Accounts Receivable

To the Knowledge of the Company, all of the accounts receivable of the Company and the Company Subsidiary reflected in the Company Financial Statements or the accounting records of the Company and the Company Subsidiary represent or will represent valid obligations arising from sales actually made or services actually rendered in the Ordinary Course of Business.

Section 4.16. Financial Statements of the Company and the Company Subsidiary

(a) Section 4.16 of the Company Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Company Subsidiary as of the fiscal years ended December 31, 2023 and 2022, and the unaudited consolidated balance sheets of the Company as of June 30, 2024 and 2023, and the related statements of operations and comprehensive income, changes in stockholders’ equity (December 31 only) and cash flows for the fiscal years ended December 31, 2023 and 2022, and the six months ended June 30, 2024, including, with respect to the audited financial statements, the notes thereto (collectively, the “Company Financial Statements”).

(b) The Company Financial Statements (including the notes thereto) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flows of the Company and/or its consolidated Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Company Financial Statements are based upon and consistent with information contained in the books and records of the Company and its Subsidiaries in all material respects.

(c) Except as and to the extent set forth on the Company Financial Statements, the Company and its Subsidiaries do not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS.

Section 4.17. Environmental Matters

To the Knowledge of the Company, the operation of the Business is not subject to any environmental regulation.

Section 4.18. Legal Compliance

The conduct of the Business by the Company complies with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect.

Section 4.19. Intellectual Property

The Company or the Company Subsidiary own or have valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses, and computer software programs (including, without limitation, the source codes thereto) that are necessary for the operation of the Business as presently conducted (the “Company Intellectual Property”). To the Knowledge of the Company, the Company’s and the Company Subsidiary’s licenses to use software programs that are material to the Business are current. To the Knowledge of the Company, none of the Company Intellectual Property or the Company License Agreements infringe upon the rights of any third party that may give rise to a material cause of action or material claim against the Company, the Company Subsidiary, their Affiliates or their successors. The term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any intellectual property (except for such agreements for off-the-shelf products that are generally available for less than $100), and any written settlements relating to any intellectual property, to which the Company or the Company Subsidiary is a party or otherwise bound.

Section 4.20. Tax Matters

The Company has not taken or agreed to take any action and to the Knowledge of the Company there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.21. Insurance.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.22. Exchange Act

The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23. Accredited Investors

To the Knowledge of the Company after reasonable inquiry, each stockholder of the Company is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.24. Not an Investment Company

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.25. No Additional Representations or Warranties

Except as specifically provided in this Agreement, the Company has not made, nor is it making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and, except in the case of fraud, no such Person shall be liable in respect of the accuracy or completeness of any information or documents (including any projections on the future performance of the Business) provided to Purchaser or any of its Affiliates.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

All representations and warranties set forth herein are made subject to the exceptions noted in the disclosure schedules, if any, delivered to the Company by Purchaser concurrently herewith and identified by the Parties as the “Purchaser Disclosure Schedule.” All representations and warranties set forth herein are qualified by the Purchaser SEC Reports (as defined below) filed by Purchaser prior to the date of this Agreement. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Purchaser Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. Purchaser and Merger Sub (each sometimes referred to individually as a “Purchaser Party” and collectively as the “Purchaser Parties”) hereby represent and warrant to the Company as follows:

Section 5.1. Organization

(a) Purchaser is a company duly organized and validly existing under the laws of British Columbia. Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

(b) Set forth on Section 5.1(b) of the Purchaser Disclosure Schedule is a complete and accurate list of all of Purchaser’s Subsidiaries, including the date and jurisdiction of formation or incorporation of each such Subsidiary.

(c) Each of Purchaser and each Subsidiary of Purchaser has the requisite power and authority, corporate or otherwise, to own, operate, lease, or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each of Purchaser and each Subsidiary of Purchaser is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d) Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

(e) Purchaser has delivered to the Company the Organizational Documents of each Subsidiary of Purchaser.

Section 5.2. Due Authorization

Each of Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the performance of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by each such Purchaser Party, and no other action on the part of such Purchaser Party is necessary. This Agreement has been duly and validly executed and delivered by each Purchaser Party and, assuming the due authorization, execution, and delivery by the Company, is the legal, valid, and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity. The affirmative vote or written consent of Purchaser as the sole stockholder of Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

Section 5.3. No Conflict

The execution and delivery of this Agreement by each of Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule, or regulation of any Governmental Authority, the Organizational Documents of such Purchaser Party, or any agreement, indenture, or other instrument to which such Purchaser Party is a party or by which such Purchaser Party may be bound, or of any Governmental Order applicable to such Purchaser Party, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of such Purchaser Party or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination, or creation of a Lien or result in a violation or revocation of any Permit from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of such Purchaser Party to enter into and perform its obligations under this Agreement.

Section 5.4. Governmental Authorities; Consents

No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of either Purchaser Party with respect to such Purchaser Party’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for Purchaser or Merger Sub in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser or Merger Sub will become obligated to pay a fee or commission.

Section 5.6. Legal Proceedings

Other than as set forth in Section 5.6 of the Purchaser Disclosure Schedule, there are no Actions pending or, to the Knowledge of Purchaser, threatened, against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.7. Capitalization of Purchaser Parties

(a) The authorized share capital of Purchaser (the “Purchaser Equity”) consists of (i) the Siyata Shares, and (ii) an unlimited number of preferred shares, no par value per share (the “Siyata Preferred Shares”). As of the Effective Date, 983,733 Siyata Shares are issued and outstanding, and 909 Class C Preferred Shares are issued and outstanding. All of the issued and outstanding Siyata Shares and Siyata Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable. The 983,733 issued and outstanding Siyata Shares and the 909 issued and outstanding Siyata Preferred Shares constitute all of the issued and outstanding equity of Purchaser.

(b) Except as set forth on Section 5.7(b) of the Purchaser Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth on of the Purchaser Disclosure Schedule, there are not outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

(c) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), of which 100 shares are issued and outstanding. Purchaser owns all of the issued and outstanding shares of Merger Sub Common Stock and no other shares of capital stock or other securities of Merger Sub are issued, reserved for issuance, or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any Equity Interests of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Other than as set forth in Section 5.7(d) of the Purchaser Disclosure Schedule, Purchaser owns 100% of the equity interests in each Subsidiary of Purchaser, and no Person has any options, warrants, or other rights to acquire any Equity Interests in any Subsidiary of Purchaser.

(e)  All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Purchaser have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Purchaser free and clear of all Liens. Except for the Subsidiaries of Purchaser, Purchaser does not own, directly or indirectly, as of the date hereof, (a) any capital stock of, or other equity interests in, any Person or (b) any other interest or participation that confers on Purchaser or any Subsidiary of Purchaser the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

Section 5.8. Financings

Section 5.8 of the Purchaser Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all of the material financing arrangements, Indebtedness, common share equivalent (including notes, warrants, etc.) and other debt/equity obligations of Purchaser, as amended to date, that are currently in effect.

Section 5.9. SEC Filings; Internal Controls; Financial Statements

(a) Except as set forth in Section 5.9 of the Purchaser Disclosure Schedules, Purchaser has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2022 (collectively, and together with any information incorporated therein by reference, and as they have been supplemented, modified or amended since the time of filing, the “Purchaser SEC Reports”). Each of the Purchaser SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates of filing, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not, including through any Subsidiary of Purchaser, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(c)  Purchaser has complied in all material respects with all applicable Nasdaq listing and corporate governance rules and regulations. The books of account, minute books and transfer ledgers and other similar books and records of Purchaser and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein that have not been so set forth.

(d)  There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Purchaser SEC Reports. To the Knowledge of Purchaser, none of the Purchaser SEC Reports is subject to ongoing SEC review or investigation as of the date hereof.

(e)  Except as is not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as a “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Purchaser has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Purchaser Financial Statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to ensure that all material information concerning Purchaser and its Subsidiaries and other material information required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser SEC filings and other public disclosure documents.

(f)  The Purchaser SEC Reports contain true and complete copies of the applicable Purchaser Financial Statements. Except as disclosed in the Purchaser SEC Reports, the Purchaser Financial Statements (i) fairly present in all material respects the financial position of Purchaser as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Purchaser Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g)  To the Knowledge of Purchaser, Purchaser has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of Purchaser, (ii) a “material weakness” in the internal control over financial reporting of Purchaser, or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal control over financial reporting of Purchaser.

Section 5.10. Solvency

Based on the consolidated financial condition of Purchaser, (i) fair saleable value of Purchaser’s assets exceeds the amount that will be required to be paid on or in respect of Purchaser’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Purchaser’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Purchaser, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Purchaser, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Purchaser does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Purchaser has no knowledge of any facts or circumstances that lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Neither Purchaser nor any of its Subsidiaries is in default with respect to any Indebtedness.

Section 5.11. Absence of Certain Changes

From January 1, 2021 until the date of this Agreement, except as set forth on Section 5.11 of the Purchaser Disclosure Schedule: (a) Purchaser and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; (b) there has not been any Purchaser Material Adverse Effect; and (c) neither Purchaser nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1, except where the Company has given such consent.

Section 5.12. Issuance of Siyata Shares

The Siyata Shares constituting the Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

Section 5.13. Corporate Records

Since January 1, 2021, all proceedings of the Board of Directors of Purchaser, including all committees thereof, and of the Purchaser Stockholders, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of Purchaser and made available to the Company. The stockholder ledger of Purchaser is true, correct and complete in all material respects.

Section 5.14. Legal Compliance

Since January 1, 2021, each of Purchaser and its Subsidiaries (a) has conducted its business and operations in compliance with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate could not have a Purchaser Material Adverse Effect, and (b) has not received any written or, to the Knowledge of Purchaser, oral, communications from a Governmental Authority that alleges that Purchaser or such Subsidiary is not in compliance with any such Law or Governmental Order.

Section 5.15. Properties; Title to Assets

(a) Except as set forth on Section 5.15 of the Purchaser Disclosure Schedule, all tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, automobiles, and other equipment owned or leased by Purchaser and its Subsidiaries (the “Tangible Personal Property”) are, to the Knowledge of Purchaser, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of Purchaser or its Subsidiaries.

(b) Purchaser or a Subsidiary of Purchaser has good, valid and marketable title in and to, or in the case of the leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the tangible assets reflected on Purchaser’s most recent balance sheet. Except as set forth on Section 5.15(b) of the Purchaser Disclosure Schedule, no such tangible asset is subject to any Lien other than Permitted Liens.

Section 5.16. Material Contracts

(a) Section 5.16(a) of the Purchaser Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all of the Material Contracts of Purchaser, as amended to date, that are currently in effect.

(b) Each Material Contract of Purchaser is (i) valid and binding on Purchaser or the applicable Subsidiaries of Purchaser that are party thereto and, to the Knowledge of Purchaser, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against Purchaser and/or its Subsidiaries that are a party thereto and, to the Knowledge of Purchaser, each counterparty thereto, except, in the case of this clause (iii), as the enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (B) general principles of equity. Neither Purchaser or its Subsidiaries party thereto nor, to the Knowledge of Purchaser, any other party to a Material Contract of Purchaser, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. None of Purchaser or its Subsidiaries has assigned, delegated, or otherwise transferred any of its rights or obligations under any Material Contract of Purchaser or granted any power of attorney with respect thereto (other than, in each case, to Purchaser or one or more of its Subsidiaries).

(c) Each of Purchaser and its Subsidiaries that are a party thereto is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than to the extent any such event of default would not have a Purchaser Material Adverse Effect.

Section 5.17. Permits

Each of Purchaser and each Subsidiary of Purchaser has all licenses, franchises, permits, orders, approvals, consents, or other similar authorizations or approvals of a Governmental Authority required to be obtained and maintained by Purchaser or any Subsidiary thereof under applicable Law to carry out its business as currently conducted (“Permits”), the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. None of Purchaser nor any Subsidiary of Purchaser is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits or other similar authority.

Section 5.18. Intellectual Property

(a) Purchaser and each Subsidiary thereof (i) owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by it in the operation of its business as presently conducted and (ii) owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, its employees or independent contractors, relating to its business.

(b) Except as set forth in Section 5.18 of the Purchaser Disclosure Schedule, there are no claims against Purchaser or any Subsidiary of Purchaser that were either made since January 1, 2021, or are presently pending contesting the validity, use, ownership or enforceability of any of Intellectual Property of Purchaser or applicable Subsidiary and, to the Knowledge of Purchaser, there is no reasonable basis for any such claim. Neither Purchaser nor any Subsidiary of Purchaser has infringed or misappropriated, and the operation of its business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. Neither Purchaser nor any of its Subsidiaries has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Purchaser, no third party has infringed or misappropriated any of the Intellectual Property of Purchaser or any Subsidiary of Purchaser. The transactions contemplated by this Agreement will not impair the right, title or interest of Purchaser or any Subsidiary of Purchaser in and to the Intellectual Property of Purchaser or the applicable Subsidiary and all of the Intellectual Property of Purchaser and its Subsidiaries will be owned or available for use by it immediately after the Closing on terms and conditions identical to those under which Purchaser or such Subsidiary owned or used such Intellectual Property immediately prior to the Closing. Purchaser and its Subsidiaries have taken commercially reasonable efforts to protect their Intellectual Property from infringement, misappropriation, and unauthorized disclosure.

(c) For the three years prior hereto, neither Purchaser nor any of its Subsidiaries has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of Purchaser or any such Subsidiary, including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of Purchaser or any Subsidiary of Purchaser about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) Purchaser and each Subsidiary of Purchaser has complied in all material respects at all times for the three years prior hereto with all relevant requirements of any applicable data protection Law, its own data protection principles, requests from data subjects for access to data held by it and any Law relating to the registration of data users. Neither Purchaser nor any Subsidiary thereof has received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from Purchaser or any Subsidiary thereof for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. Neither Purchaser not any Subsidiary of Purchaser has undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Purchaser, neither Purchaser nor any Subsidiary of Purchaser is subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. Purchaser has taken, and has caused each of its Subsidiaries to take, reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by Purchaser or any such Subsidiary. During the past three years, Purchaser has maintained and has caused its Subsidiaries to maintain, and each of Purchaser and its Subsidiaries continues to maintain, safeguards, security measures, and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in their possession or control.

Section 5.19. Insurance

Purchaser and each Subsidiary of Purchaser maintains insurance with respect to its properties and its business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Purchaser or such Subsidiary, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination, or non-renewal has been received by Purchaser or any of its Subsidiaries with respect to any insurance policy. Neither Purchaser nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and to the Knowledge of Purchaser, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to Purchaser or any Subsidiary of Purchaser may exceed $150,000 in the aggregate.

Section 5.20. Environmental Laws

Each of Purchaser and each Subsidiary of Purchaser is, and since January 1, 2021, has been, in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2021, there have not been any, Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any Subsidiary of Purchaser alleging any failure to so comply. None of Purchaser nor any Subsidiary of Purchaser has: (a) received any notice of any alleged claim, violation of, or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Material; arranged for the disposal, discharge, storage, or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material activity. There are no Hazardous Materials in, on, or under any properties currently or formerly owned, leased, or used at any time by Purchaser or any Subsidiary of Purchaser.

Section 5.21. Affiliate Transactions

Except as described in the Purchaser SEC Reports, there are no transactions, agreements, arrangements, or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder, or Affiliate of Purchaser or any of its subsidiaries, on the other hand.

Section 5.22. Tax Matters

Purchaser has filed all material Tax Returns as required by Law. Such Tax Returns are true, correct and complete in all material respects. Purchaser has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. Purchaser is not currently engaged in any material audit, administrative, or judicial proceeding with respect to Taxes. Purchaser has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Purchaser has withheld or collected from each payment made to or received from its employees, independent contractors, shareholders, customers or other parties all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of Purchaser. Purchaser has not taken, and has not agreed to take, any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.23. Board Approval

By resolutions duly adopted (and not thereafter modified or rescinded) by Purchaser’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Purchaser has unanimously: (a) approved the execution, delivery, and performance by Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; and (b) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Purchaser and the Purchaser Stockholders. Purchaser’s Board of Directors represents and warrants that it has formed a committee of independent directors meeting the requirements of MI 61-101 to determine whether any related party of Purchaser is expected to receive in connection with this Agreement is or is not a “collateral benefit” as defined in MI 61-101.

Based on the above, no vote by or approval of the Purchaser Stockholders is necessary in order for Purchaser to approve and adopt this Agreement and consummate the transactions contemplated hereby, including the Merger.

ARTICLE VI. CONDITIONS TO CLOSING

Section 6.1. Conditions to Each Party’s Obligation to Close

The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction on or before Closing of each of the following conditions, unless waived in writing by each of Purchaser and the Company:

(a) Company Stockholder Approval. This Agreement and any such other matters related hereto as determined by Purchaser and the Company to be necessary or appropriate in connection with the transactions contemplated hereby shall have been duly approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (such approval and adoption, the “Company Stockholder Approval”).

(b) Governmental Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transactions contemplated hereby.

(c) No Orders. There shall not have been enacted, promulgated, or made effective after the date of this Agreement any Law by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Governmental Order seeking to enjoin or prohibit or make illegal, consummation of the transactions contemplated hereby and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

Section 6.2. Conditions to Obligations of Purchaser and Merger Sub

The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article IV (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d) Corporate Approval. The Company shall have obtained the requisite approval of its Board of Directors and the Company Stockholder Approval.

(e) Closing Documents. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Purchaser the documents set forth in Section 3.4.

(f) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 6.2.

Section 6.3. Conditions to Obligations of the Company

The obligation of the Company to effect the transactions contemplated herein is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub in Article V (Representations and Warranties of Purchaser and Merger Sub) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Purchaser Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c) Absence of Purchaser Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Purchaser Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Corporate Approval. Purchaser shall have obtained the requisite approval of its Board of Directors.

(e) Purchaser Nasdaq Listing. The existing Siyata Shares shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and Purchaser shall not have received any order or other correspondence indicating that the Siyata Shares may be delisted from Nasdaq, unless the deficiencies set forth in such order or correspondence have been resolved, Purchaser has received written confirmation of such resolution from Nasdaq, and such deficiencies have been resolved in a manner that ensures the Siyata Shares’ continued listing on Nasdaq (without impacting the Company or the Company Shareholders including the Consideration), and trading in the Siyata Shares on Nasdaq has not been suspended as of the Closing. Additionally, Purchaser’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved by Nasdaq and the Siyata Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(f) Closing Documents. At or prior to the Closing, Purchaser shall have delivered, or caused to be delivered, to the Company the documents set forth in Section 3.5.

(g) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Purchaser, in such Person’s capacity as an officer of Purchaser and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 6.3.

Section 6.4. Frustration of Closing Conditions

Neither the Company nor Purchaser may rely, either as a basis for not consummating the transactions contemplated herein or for terminating this Agreement and abandoning the transactions contemplated herein, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to make the requisite effort to consummate the transactions contemplated herein, as required by and subject to this Agreement.

ARTICLE VII. COVENANTS OF THE PARTIES PENDING CLOSING; ADDITIONAL COVENANTS

Section 7.1. Conduct of the Business

Each of the Company and Purchaser covenants and agrees that:

(a) Except as expressly contemplated by this Agreement, as required by applicable Law, as set forth on Section 7.1(a) of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, or as consented to in writing (which shall not be unreasonably conditioned, withheld or delayed) by Purchaser, with respect to any deviation by the Company, or the Company, with respect to any deviation by Purchaser, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each of Purchaser and the Company shall, and shall cause its Subsidiaries to, (i) conduct its business only in the Ordinary Course of Business (including the payment of accounts payable and the collection of accounts receivable), (ii) duly and timely file all Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Laws and Governmental Orders, and (iv) use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets, permits, properties, and material business relationships with employees, clients, suppliers, and other third parties.

(b) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, as required by applicable Law, or as set forth in Section 7.1(b) of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, during the Interim Period, without the other Party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Purchaser shall, or shall permit its Subsidiaries to:

(i) amend, modify, or supplement its Organizational Documents except as contemplated hereby;

(ii) other than in the Ordinary Course of Business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under any Material Contract;

(iii) other than in the Ordinary Course of Business, modify, amend, or enter into any Contract, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Purchaser, as applicable, or any Subsidiary thereof, of more than $200,000 individually or $1,000,000 in the aggregate;

(iv) make any capital expenditures in excess of $200,000 individually or $1,000,000 in the aggregate);

(v) sell, lease, or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the Ordinary Course of Business;

(vi) sell, abandon, permit to lapse, assign, transfer, or otherwise dispose of any Intellectual Property owned by such entity, except where such action would not reasonably be expected to cause a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

(vii) permit any material registered owned Intellectual Property to be abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of its business as it is currently conducted;

(ix) (A) pay, declare, or set aside any dividends, distributions or other amounts with respect to its capital stock or other Equity Interests, other than dividends or distributions declared, set aside, or paid by any wholly-owned Subsidiaries; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other Equity Interests;

(x) (A) make any loan, advance or capital contribution to, or guarantee for the benefit of, any Person; (B) incur any Indebtedness other than intercompany Indebtedness and trade payables in the Ordinary Course of Business; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(xi) suffer or incur any Lien, except for Permitted Liens, on its assets;

(xii) delay, accelerate or cancel, or waive any material right with respect to any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than in the Ordinary Course of Business);

(xiii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person, make any material investment in any Person, or be acquired by any other Person;

(xiv) terminate or allow to lapse any insurance policy protecting any of its assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xv) adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof;

(xvi) waive, release, settle, compromise, or otherwise resolve any Action, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xvii) except as required by GAAP or IFRS, as applicable, or Public Company Accounting Oversight Board rules or requirements, make any material change in its accounting principles, methods, or practices;

(xviii) change its principal place of business or jurisdiction of organization;

(xix) (A) make, change, or revoke any material Tax election; (B) settle or compromise any material claim, notice, audit report, or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing, Tax indemnity, or other closing agreement relating to any Taxes; or (D) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the Ordinary Course of Business;

(xxi) other than (A) as required by any Employee Benefit Plan or (B) in the Ordinary Course of Business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (B) be deemed or construed as permitting any Party or Subsidiary thereof to take any action that is not permitted by any other provision of this Section 7.1(b)), (1) increase or change to a material extent the compensation or benefits of any employee or service provider, (2) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider, (3) enter into, amend, or terminate any Employee Benefit Plan (or any plan, program, agreement, or arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or grant, amend, or terminate any material awards thereunder, (4) fund any material payments or benefits that are payable or to be provided under any Employee Benefit Plan, (5) make any material loan to any present or former employee or other individual service provider, other than advancement of expenses in the Ordinary Course of Business, or (6) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii) authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any Subsidiary;

(xxiii) take, agree to take, or fail to take any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or

(xxiv) enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

(c) Neither Purchaser nor the Company shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(d) Notwithstanding the foregoing, the Company and Purchaser and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19 or any future epidemics, pandemics, or similar health emergencies.

Section 7.2. Exclusivity

(a) Subject to Section 7.2(b), during the Interim Period, neither the Company, on the one hand, nor Purchaser, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage, or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Purchaser, on the other hand, shall, and shall cause each of their Representatives to, terminate any existing discussion or negotiations with any Persons other than the Company or Purchaser, as applicable, concerning any Alternative Transaction. Each of the Company and Purchaser shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Purchaser, as applicable, would be deemed a breach of such Party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Purchaser, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Purchaser or their respective Subsidiaries (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination, or other similar transaction; (B) any sale, lease, exchange, transfer, or other disposition of all or a material portion of the assets of such Person or any capital stock or other Equity Interests of such party or its Subsidiaries in a single transaction or series of transactions; and (C) any purchase, lease, exchange, transfer, or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Purchaser or their respective Subsidiaries or (2) any capital stock or other Equity Interests of any Person by the Company or Purchaser or their respective Subsidiaries, in each case, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Purchaser or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other Parties, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Purchaser shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 7.3. Access to Information

During the Interim Period, each of the Company and Purchaser shall, upon reasonable advance written notice, provide, or cause to be provided, to the other and their authorized Representatives during normal business hours reasonable access to their offices, properties, and books and records, in a manner so as to not interfere with their normal business operations. Notwithstanding the foregoing, neither Purchaser or Merger Sub, on the one hand, nor the Company or the Company Subsidiary, on the other hand, shall be required to provide to the other or any of its authorized Representatives any information (a) if and to the extent doing so would (i) violate any applicable Law, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation with respect to confidentiality, non-disclosure, or privacy, or (iv) jeopardize protections afforded under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (i) through (iv), the Company or Purchaser shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (A) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation, or Law and (B) provide such information in a manner without violating such privilege, doctrine, Contract, obligation, or Law), or (b) if the Company or the Company Subsidiary, on the one hand, and any Purchaser Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the withholding Party shall provide to the other prompt written notice of the withholding of access or information on any such basis.

Section 7.4. Notice of Certain Events

During the Interim Period, each of Purchaser and the Company shall promptly notify the other of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser Parties, post-Closing) to any such Person or create any Lien on any assets of the Company, Purchaser, or their Subsidiaries, as applicable;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to the Knowledge of Purchaser or the Company, as applicable, threatened, relating to or involving or otherwise affecting either Party or any of their stockholders or their equity, assets, or business or that relate to the consummation of the transactions contemplated by this Agreement;

(d) the occurrence of any fact or circumstance that constitutes or results, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect or a Purchaser Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such Party contained in this Agreement, or any failure of such Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied by the Closing; provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 7.4 shall affect the representations, warranties, covenants, agreements, or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties, and a failure to comply with clause (d) or clause (e) of this Section 7.4 shall not, of itself, cause the condition stated in Section 6.2(b) or Section 6.3(b), as the case may be, to fail to be satisfied.

Section 7.5. Reserved

Section 7.6. Confidentiality

From and after the date hereof, each of the Company and Purchaser shall not disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case such Party shall use commercially reasonable efforts to (a) consult with the other prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (b) cooperate in connection with the other Party’s efforts to obtain a protective order or confidential treatment at such Party’s expense), all documents and information concerning the negotiation and execution of this Agreement or the other Party or any of its Affiliates or their Representatives (including trade secrets, confidential information, and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, the disclosing Party or its Affiliates, or (ii) later lawfully acquired by the disclosing Party on a non-confidential basis from sources other than the other Party or any of its Affiliates or their Representatives and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information to his, her, or its (A) tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of this Agreement, and (B) legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of this Agreement.

Section 7.7. Commercially Reasonable Efforts; Further Assurances

(a) Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable, or as reasonably requested by the other Parties, to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, Governmental Orders, or other actions from all applicable Governmental Authorities prior to the Effective Time, (ii) avoid an Action by any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Purchaser agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, consents, approvals, authorizations, Governmental Orders, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it gives the other Party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such Party and its Affiliates, (B) as necessary to comply with Contracts or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement or any matters relating thereto commenced against Purchaser, Merger Sub, or any of its or their respective Representatives in their capacity as a Representative of a Purchaser Party or against the Company or the Company Subsidiary, as applicable (collectively, the “Transaction Litigation”). Purchaser shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against Purchaser, Merger Sub, or members of the Boards of Directors of Purchaser or Merger Sub and the Company shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against the Company or the Company Subsidiary or the members of their Boards of Directors; provided, however, that in no event shall the Company or Purchaser settle, compromise, or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed); further provided, that it shall be deemed to be reasonable for Purchaser (if the Company is controlling the Transaction Litigation) or the Company (if Purchaser is controlling the Transaction Litigation) to withhold, condition, or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional, and irrevocable release of each Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiary and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable, or similar relief against any Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company, the Company Subsidiary and related parties (if Purchaser is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or liability by a Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiary and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Purchaser and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement, and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement, and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (D) reasonably cooperate with each other including with respect to the defense, settlement, and compromise of any such Transaction Litigation.

Section 7.8. Directors’ and Officers’ Indemnification and Liability Insurance

(a) All rights to indemnification for acts or omissions occurring through the Closing Date, including in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, including the Merger, now existing in favor of the current directors and officers of the Company or the Company Subsidiary or the Purchaser Parties and Persons who served as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or enterprise at the request of the Company or the Company Subsidiary or the Purchaser Parties, as provided in their respective Organizational Documents or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of, with respect to Purchaser, Purchaser, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Purchaser and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Purchaser and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Purchaser and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and the Company Subsidiary’s directors and officers and (B) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Purchaser.

(c) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company, the Company Subsidiary or Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a one year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and the Company Subsidiary’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of one year from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiary with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

Section 7.9. Non-Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective Representatives, or their respective Affiliates.

Section 7.10. Certain Tax Matters

(a) Each of Purchaser and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit, or examination, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided hereunder.

Section 7.11. Purchaser’s SEC Filings; Nasdaq

(a) During the Interim Period, Purchaser will use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Siyata Shares on Nasdaq.

(b) During the Interim Period, Purchaser shall file an initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement and shall use commercially reasonable efforts to cause: (i) such initial listing application with Nasdaq to be approved; (ii) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (iii) the Siyata Shares to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

Section 7.12. Post-Closing Directors

Each of Purchaser and Merger Sub, as applicable, shall take all such action within its power as may be necessary or appropriate such that, effective at the Effective Time: (i) each of Purchaser’s Board of Directors and the Surviving Corporation’s Board of Directors consist of that number of directors determined by the Company in accordance with Section 2.3(a); (ii) the members of Purchaser’s Board of Directors are the individuals determined in accordance with Section 2.3(a); and (iii) the members of the Surviving Corporation’s Board of Directors are the individuals determined in accordance with Section 2.2(a).

Section 7.13. Company Subsidiary Acquisition Documents

None of Purchaser, the Surviving Corporation or the Company shall amend, modify, waive or terminate any provision of any of the Company Subsidiary Acquisition Documents in any material respect without the consent of Marc Seelenfreund (for as long as he shall remain Chief Executive Officer of Purchaser) and shall enforce the provisions of each Company Subsidiary Acquisition Document in accordance with its terms. If any party to a Company Subsidiary Acquisition Document breaches any provision thereof, Purchaser, the Surviving Corporation and the Company shall, for so long as Marc Seelenfreund remains Chief Executive Officer of Purchaser, promptly use their commercially reasonable efforts to seek specific performance of the terms of such Company Subsidiary Acquisition Document, except in such cases where Mr. Seelenfreund (if then an officer or director of Purchaser) has consented to a different course of action.

Section 7.14. Interim Capital Raises and PTT Minimum Cash

(a) The Parties agree that, from the date hereof until the Closing Date, Purchaser shall be allowed to raise capital by selling Siyata Shares pursuant to (i) the Equity Purchase Agreement by and between Purchaser and Hudson Global Ventures, LLC, dated as of October 21, 2024, as amended pursuant to the first amendment thereto dated as of October 28, 2024 and the second amendment thereto dated as of November 18, 2024, and (ii) the Equity Purchase Agreement between Purchaser and Hudson Global Ventures, LLC, dated January 14, 2025 (each, an “Interim Capital Raise”). The net proceeds from any such Interim Capital Raise shall be transferred to the PTT Subsidiaries prior to the Closing Date or as soon as practicable thereafter.

(b) The PTT Subsidiaries shall have aggregate cash on hand and cash equivalents equal to at least $4,000,000 at Closing (the “PTT Minimum Cash”). In the event that there shall be a shortfall and the PTT Minimum Cash is less than $4,000,000 at Closing, then the Surviving Corporation shall cooperate with Purchaser following Closing in the taking of all actions as may be reasonably necessary to cause the PTT Subsidiaries to have $4,000,000 in PTT Minimum Cash as soon as practicable after Closing. For purposes of calculating the PTT Minimum Cash, (a) the cash on hand and cash equivalents of Purchaser and all its Subsidiaries on the Closing Date (immediately prior to the Effective Time) shall be aggregated; (b) the net proceeds from any Interim Capital Raises shall be transferred to the PTT Subsidiaries and added to this amount; and (c) any contributions of cash or cash equivalents made by Purchaser or the Surviving Corporation to the PTT Subsidiaries after Closing shall be added; and (d) any expenditures or transfers of cash by Purchaser or the PTT Subsidiaries after the Effective Date shall not be taken into consideration. For the avoidance of doubt, if Purchaser receives net proceeds from Interim Capital Raises in excess of $4,000,000 prior to the Closing Date or the aggregate of clauses (a) and (b) in this Section 7.14 exceeds $4,000,000, then there shall be no obligation on Purchaser or the Surviving Corporation to make any contributions described in clause (c) and no obligation on the PTT Subsidiaries to make any payments to Purchaser or the Surviving Corporation to reduce this sum to $4,000,000.

7.15. PTT Assets

The Parties agree that any and all assets and investments relating to the PTT Retained Business that are owned by Purchaser or its Subsidiaries (other than the PTT Subsidiaries), including, but not limited to, the shares of common stock of Vizla Copper Corp. and Canadian Towers & Fiber Optics Inc. (the “PTT Assets”), shall be transferred to the PTT Subsidiaries prior to Closing or as soon as practicable thereafter. After Closing, the Surviving Corporation undertakes to transfer any PTT Assets to the PTT Subsidiaries within five days after Marc Seelenfreund’s request.

ARTICLE VIII. SETTLEMENT OF DISPUTED MATTERS

Section 8.1. Attorneys’ Fees with Respect to Litigation

If the Company, on the one hand, or Purchaser, on the other hand, initiate any Action against the other, involving this Agreement, the prevailing Party (as determined by the applicable court) in such Action shall be entitled to receive reimbursement from the other Party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing Party in respect of that proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such proceeding.

Section 8.2. Governing Law; Jurisdiction and Venue

(a) This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the State of Delaware and the Court of Chancery of the State of Delaware, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action, or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(d) The Parties agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in this Section 8.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

ARTICLE IX. TERMINATION

Section 9.1. Termination by Mutual Consent

This Agreement may be terminated at any time before the Closing by mutual written consent of Purchaser and the Company.

Section 9.2. Termination by Purchaser or the Company

This Agreement may be terminated by either Purchaser or the Company at any time before the Closing:

(a) if the transactions contemplated hereby have not been consummated by December 31, 2025 (the “Termination Date”), except that the right to terminate this Agreement under this Section 9.2 shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the transactions contemplated hereby by such date; or

(b) if any Law or Governmental Order is enacted, issued, promulgated, enforced or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and, in the case of any Governmental Order, such Governmental Order has become final and non-appealable.

Section 9.3. Termination by the Company

This Agreement may be terminated by the Company:

(a) if Purchaser breaches any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and cannot be cured by the Termination Date or, if curable, has not been cured by Purchaser within the earlier of (i) 30 days after Purchaser’s receipt of written notice of such breach from the Company and (ii) three Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if the Company is at that time in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied; or

(b) if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Purchaser or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and that were, at the time of termination, capable of being satisfied) and Purchaser has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing, and able to consummate the transactions contemplated hereby.

Section 9.4. Termination by Purchaser

This Agreement may be terminated by Purchaser at any time before the Closing:

(a) if the Company breaches any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and cannot be cured by the Termination Date or, if curable, has not been cured by the Company within the earlier of (i) 30 days after the Company’s receipt of written notice of such breach from Purchaser and (ii) three Business Days prior to the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.4(a) if Purchaser is at that time in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(b) if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and that were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Purchaser and that Purchaser is ready, willing, and able to consummate the transactions contemplated hereby.

Section 9.5. Effect of Termination

If this Agreement is validly terminated pursuant to this Article IX, except as set forth in this Section 9.5, it shall become void and of no further force and effect, with no liability on the part of any Party (or any stockholder or Representative of such Party), except that if such termination results from (i) fraud or (ii) the willful and material (A) failure of any Party to perform its covenants, obligations, or agreements contained in this Agreement or (B) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach, except that the provisions of this Section 9.5 and of Article X (Miscellaneous) shall survive any valid termination of this Agreement; and provided that, any such liability shall be capped at $200,000.

ARTICLE X. MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties, and Covenants

Except as otherwise contemplated by Section 9.5, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate (including confirmations therein), statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing including, in particular, Section 7.14, and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.2. Waiver; Extension

Any Party may, at any time prior to the Closing, by action taken by its Board of Directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement, or (c) waive compliance by the other Parties with any obligation, covenant, agreement, or condition contained herein, provided that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such extension or waiver. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3. Non-Recourse

This Agreement may be enforced only against, and any dispute, claim, or controversy based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender, or Representative or Affiliate of any named Party (which Persons are intended third party beneficiaries of this Section 10.3) shall have any liability (whether in contract or tort, at law, or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of such Party or for any dispute, claim, or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.4. Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

Section 10.5. Notices

Any notice, demand, instruction, request, or other communication that may be permitted, required, or desired to be given pursuant hereto shall, unless changed by written notice given by a Party to the others pursuant hereto, be given in writing and directed to the applicable Party as follows:

If to the Company:	CORE Gaming, Inc.
2833 Smith Avenue Ste. 333
Baltimore, MD 21209
Attn: Aitan Zacharin, Chief Executive Officer
Email: aitanzacharin@gmail.com

with a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attn: Victoria Baylin, Esq.
Email: vbaylin@lucbro.com

If to Purchaser or Merger Sub:	Siyata Mobile Inc.
2200 – 885 West Georgia Street
Vancouver, BC V6C 3E8
Attn: Marc Seelenfreund, Chief Executive Officer
Email: marc@siyata.net

with a copy to:	Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, New York 10036
Attn: Ross Carmel, Esq.
Email: rcarmel@srfc.law

Except as otherwise expressly permitted herein, all notices, demands, instructions, requests, or communications required, desired, or permitted to be given hereunder shall be deemed given: (a) if by hand or nationally recognized overnight courier service (i) if delivered by 5:00 PM Eastern Time on a Business Day, on the date of delivery, and (ii) if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) seven Business Days after mailing by prepaid certified or registered mail, return receipt requested.

Section 10.6 Assignment

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such transfer without prior written consent shall be void; provided, however, that Purchaser may assign its rights hereunder to any Affiliate, but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.7. Press Release and Announcements

Any press release, public announcement, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Purchaser and the Company shall mutually determine in their reasonable discretion; provided that nothing in this Section 10.7 will preclude any Party from making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may be) consents from any Governmental Authority.

Section 10.8. Rights of Third Parties

Except as provided in Section 10.6, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.9. Reliance

Each of the Parties shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge, or belief to the contrary.

Section 10.10. Expenses

Upon Closing, Purchaser’s and the Company’s Expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (“Expenses”) will be paid by Purchaser as contemplated by Section 3.7(b). Otherwise, in the event that the transactions contemplated hereby are not consummated and the Closing does not occur, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including, without limitation, all broker’s fees and the fees of his or its legal counsel, financial advisers, and accountants.

Section 10.11. Counterparts

This Agreement may be executed in one or more counterparts, all of which shall constitute one agreement. A signed copy of this Agreement shall have the same force and effect as an original. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.12. Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 10.13. Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.14. Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of, relating to, in connection with or to enforce this Agreement or any of the transactions contemplated hereby: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this section shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.5. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 10.15. Amendments

This terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:

SIYATA MOBILE INC.

By:	/s/ Marc Seelenfreund
Marc Seelenfreund, Chief Executive Officer

MERGER SUB:

SIYATA CORE ACQUISITION U.S., INC.

By:	/s/ Marc Seelenfreund
Marc Seelenfreund, Chief Executive Officer

THE COMPANY:

CORE GAMING, INC.

By:	/s/ Aitan Zacharin
Aitan Zacharin, Chief Executive Officer

[Signature Page to Siyata – CORE Merger Agreement]